Exhibit 10.4
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made and entered into effective as of the 26th day of November, 2008, by and between Arris Group, Inc., a Delaware corporation (“Company”), and Bryant K. Isaacs (“Executive”).
     WHEREAS, the parties hereto entered into that certain Employment Agreement dated as of December 7, 2006 (the “Agreement”); and
     WHEREAS, the parties hereto now desire to amend the Agreement as provided herein to make certain changes and bring the Agreement into compliance with Section 409A of the Code.
     NOW, THEREFORE, for and in consideration of Executive’s continued employment with Company and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. Capitalized terms that are used but not defined in this Amendment shall have the meaning specified in the Agreement.
2. The second sentence of Section 2(a) of the Agreement is amended in its entirety to read as follows:
Executive’s Base Salary will be payable in arrears (no less frequently than monthly) in accordance with the Company’s normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Chief Executive Officer and Compensation Committee, but will not be lowered except in connection with reductions applied to all executive officers.
3. Section 2(b) is amended by adding the following at the end thereof:
Executive’s bonus, if any, shall be payable as soon after the end of each calendar year to which it relates as it can be determined, but in any event within two and one-half (2-1/2) months thereafter.
4. Section 2(e) of the Agreement is amended by adding the following at the end thereof:
Such payments and reimbursements shall be made as soon as administratively practicable following submission of reasonable documentation and receipts for such expenses but all such payments and reimbursements shall be made no later than the last day of the calendar year following the calendar year in which Executive incurs the reimbursable expense.

5. Section 4(a) of the Agreement is amended in its entirety to read as follows:
Executive’s employment shall terminate upon the death of Executive, provided, however, that the Company shall continue to pay no less frequently than monthly (in accordance with its normal payroll procedures) the Base Salary to Executive’s estate for a period of three months after the date of Executive’s death.
6. The last sentence of Section 4(e) of the Agreement is amended in its entirety to read as follows:
Notwithstanding the foregoing, Executive shall continue to receive his full salary and benefits under this Agreement for a period of six months after the effective date of such termination with his base salary payable in arrears no less frequently than monthly in accordance with the Company’s normal payroll procedures and continued benefits on a monthly basis through such time.
7. Section 4(f) of the Agreement is amended in its entirety to read as follows:
Following any expiration or termination of this Agreement and Executive’s employment hereunder, in addition any amounts owed pursuant to Section 5 hereof, the Company shall pay to Executive all amounts earned by Executive hereunder prior to the date of such expiration and termination, as soon as administratively practicable following the date of termination of Executive’s employment, in the normal course consistent with the provisions of this Agreement. Additionally, subject to Executive’s continued compliance with Sections 7 and 9 of this Agreement, if Executive terminates his employment with the Company without Good Reason on or after Executive attains age 62 (provided Executive has no less than 10 years of continuous service with Company as of such termination), all of Executive’s stock options and equity awards outstanding at termination of Executive’s employment shall continue to vest for four (4) years after the termination as if Executive remained employed through such time, and such stock options shall remain outstanding through the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment).
8. Section 5(a) of the Agreement is amended by adding to the end thereof the following:
The Company shall continue to pay to Executive his Base Salary (as in effect as of the date of such termination) no less frequently than monthly in accordance with the Company’s normal payroll procedures, beginning with the first payroll date after the date of termination of Executive’s employment and continuing for twelve (12) months immediately following the termination. The Company also shall pay to Executive a bonus for each Company fiscal year (and a pro rata amount for each partial Company fiscal year) during the twelve (12) months immediately following Executive’s termination of employment in an amount equal to the bonus Executive would have received had he fulfilled the requirements to earn his target bonus that would have been payable during such time (or pro rata amount of such bonus for any partial Company fiscal year) with the bonus for any fiscal year or partial year to be paid after the end of such fiscal or partial year and within two and one-half (2-1/2) months thereafter. Notwithstanding the foregoing, all payments to be made or benefits to be provided under this Section are subject to the provisions of Section 5(f) below.
9. Section 5(b) of the Agreement is amended by adding the following to the end thereof:
Additionally, all of Executive’s outstanding stock options shall remain outstanding until the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment).
10. Section 5(c) of the Agreement is amended in its entirety to read as follows:
The Company shall continue to provide Executive on a monthly basis with group and additional life insurance coverage, no less frequently than monthly, for a period of twelve (12) months immediately following termination of employment.
11. Section 5(d) of the Agreement is amended in its entirety to read as follows:
The Company shall continue to provide Executive and his family with group medical insurance coverage, no less frequently than monthly, under the Company’s medical plans (as the same may change from time to time) or other substantially similar health insurance for a period of twelve (12) months immediately following termination of employment.
12. Section 5(e) of the Agreement is amended in its entirety to read as follows:
The Company shall continue to provide Executive coverage, no less frequently than monthly, under the Company’s group disability plan for a period of twelve (12) months immediately following termination of employment (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy).
13. Section 5(f) of the Agreement is amended in its entirety to read as follows:
(f) Notwithstanding any other provisions of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be provided and paid in a manner, and at such time, as complies with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of Company’s stock is publicly traded on an established securities market or otherwise, then the payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”), as required by Section 409A(a)(2)(B)(i) of the Code. In the event payments are otherwise due to be made in installments or periodically during such 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event, benefits are otherwise to be provided hereunder during such 409A Deferral Period, any such benefits may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement for such expense from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, Executive’s termination of employment shall be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. Without limitation, if any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Code fails to comply with Section 409A of the Code, and Executive incurs any additional tax, interest and penalties under Section 409A of the Code, Company will pay Executive an additional amount so that, after paying all taxes, interest and penalties on such additional amount, Executive has an amount remaining equal to such additional tax, interest and penalties. All payments to be made to Executive pursuant to the immediately preceding sentence shall be payable no later than when the related taxes, interest and penalties are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of any tax liability addressed in the immediately preceding sentence must be made no later than when the related taxes, interest and penalties that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes, interest and penalties are remitted, within thirty (30) days of when the audit is completed or there is a final non-appealable settlement or resolution of the litigation.
14. Section 5(h) of the Agreement is amended by adding at the end thereof the following:
Executive will be required to execute and not revoke the Company’s standard written release of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than as described above) no later than thirty (30) days following Executive’s termination of employment (or such later time as the Company may permit). If the Executive does not provide such release, with the period for revoking same having already expired, then Company shall not be required to pay any further amounts pursuant to this Section 5 and Executive will be required to return to the Company any amounts previously paid pursuant to this Section 5.
15. Section 6(a) of the Agreement is amended by adding to the end thereof the following:
The Company shall pay the amounts set forth in (1) and (2) above in one lump sum payment as soon as administratively practicable (and within thirty (30) days) following Executive’s termination of employment. The benefits provided under (3) above shall be provided no less frequently than monthly following the date of termination of employment. Additionally, Executive’s outstanding stock options shall remain outstanding until the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment). Notwithstanding the foregoing, all payments to be made and benefits to be provided under this Section are subject to the provisions of Section 5(f) above.
16. Section 6(b) of the Agreement is amended in its entirety to read as follows:
“Change of Control” shall mean the date as of which: (i) there shall be consummated (1) any consolidation or merger of the Company to which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50% of the total fair market value or total voting power of the continuing or surviving entity, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) otherwise (any person) as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended. (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the Company’s outstanding common stock (in a single transaction or within twelve (12) months from the date of the final acquisition) or (iv) during any one year, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still then in office who were directors at the beginning of the period. This definition of “Change in Control” is intended to comply with the definition of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and shall be construed consistent with that intent.
17. Sections 6(e), (f) and (g) are deleted amended in their entirety and replaced with new Section (e) as follows:
Company will pay to Executive the amount of any excise taxes, penalties and interest imposed on Executive under Section 4999 of the Code by reason of payments or benefits under the provisions of this Agreement, including this provision, and the amount of any federal and state income taxes, penalties and interest imposed on Executive by reason of payments to Executive under this Section. All payments to be made to Executive under this Section shall be payable no later than when the related taxes are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability under this Section must be made no later than when the related taxes that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes are remitted, within thirty (30) days of when the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
18. Section 7 and 8 of the Agreement are deleted in their entirety and replaced with new Section 7 to read as follows:
(a) As used in this Section:
“Business of Company” means providing products and services to broadband internet service providers which support a full range of integrated voice, video and high-speed data services to the subscribers of such providers.
“Restricted Period” means the period beginning on the Termination Date and ending twelve (12) months after the Termination Date.
“Restricted Territory” means, and is limited to, the following Metropolitan Statistical Areas: (1) Atlanta — Sandy Springs — Marietta, (2) Denver — Aurora, (3) Portland — Vancouver — Beaverton, (4) Philadelphia — Camden — Wilmington, (5) New York — Northern New Jersey — Long Island, (6) San Francisco — Oakland — Fremont, (7) Los Angeles — Long Beach — Santa Ana, and (8) St. Louis. Executive acknowledges and agrees that this is the area in which the Company does business at the time of execution of this Agreement, and in which Executive will have responsibility, at a minimum, on behalf of the Company.
“Material Contact” means contact in person, by telephone or by paper or electronic correspondence, in furtherance of the business interests of Company.

(b) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, within the Restricted Territory, perform services on his own behalf or on behalf of any other person or entity, which are the same as or similar to those he provided to Company and which support any business activities which compete with the Business of Company.
(c) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.
(d) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit any actual or prospective vendor of Company with whom Executive had Material Contact, for the purpose of providing products or services in support of any business activities which compete with the Business of Company.
(e) Executive agrees that during Executive’s employment hereunder and during the Restricted Period, Executive shall not, directly or indirectly, solicit or induce any employee or independent contractor of Company with whom Executive had Material Contact to terminate such employment or contract with Company.
Notwithstanding the foregoing, it is understood and agreed that, without limitation on other available remedies, the restrictions on Executive set forth in this Section 7(b), (c), (d) and (e) hereof shall not be applicable at any time that Company is in breach of its contractual obligations to Executive under this Agreement or the ARRIS Group, Inc. Supplemental Retirement Benefits Plan (the “Excess Benefit Plan”) following the thirty (30) days after being notified in writing by Executive of such breach and failure of Company to cure same. In the event Company cures such breach, the restrictions set forth in Sections 7(b), (c), (d) and (e) hereof shall continue pursuant to their terms as if such breach never occurred.
19. Section 10 of the Agreement is amended in its entirety to read as follows:
In the event that Executive violates any of the provisions of Sections 7 or 9 hereof or fails to provide the notice required by Section 4(d) hereof, the Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise of any Company granted stock options or stock appreciation rights or upon lapse of the restrictions on any grant or restricted stock to the extent such options or rights were exercised, or such restrictions lapsed, subsequent to six months prior to the termination of Executive’s employment.
20. New Section 14 of the Agreement is added to read as follows:

14. Rabbi Trust. The Company will establish an irrevocable grantor trust (as described in Section 671 of the Internal Revenue Code) for the purpose of accumulating assets to provide for any retirement obligations owed to Executive under the Excess Benefit Plan. The assets and income of such trust shall be subject only to the claims of the creditors of the Company in the event of the Company’s insolvency as defined in Rev. Proc. 92-64, 1992-2 C.B. 422. The establishment of such trust shall not affect the Company’s liability to pay benefits except that any liability under the Excess Benefit Plan shall be offset by any payments actually made to Executive from such trust. The Company will reasonably determine the amount to contribute to such trust pursuant to the requirements of the Excess Benefit Plan, and the investment of the assets of the trust shall be made in accordance with the terms of the trust document. Without limitation, but only to the extent not prohibited by Section 409A(b) of the Code, the Company agrees to contribute to the trust pursuant to the requirements of the Excess Benefit Plan sufficient amounts to provide for the Company’s liability to pay the benefits under such Excess Benefit Plan no later than when a “Change of Control” occurs. The terms of the trust shall contain such provisions as may be necessary to qualify the trust as a “rabbi trust” under applicable rules so that the supplemental retirement benefits may be considered “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended.
21. Section 11 of the Agreement is amended by replacing the references to Sections 7, 8, 9 and 10 to Sections 7, 9 and 10.
22. Section 12(c) of the Agreement is hereby amended by adding the following to the end of Section 12(c) to read as follows:
To the extent the Company is required to reimburse Executive for any such cost, fees and expenses, the Company shall reimburse such costs, fees and expenses within 90 days following the final determination, award, judgment or settlement.
23. Except as amended hereby, the Agreement shall remain in full force and effect.
24. The provisions of Section 13 of the Agreement shall apply to this First Amendment as if set forth in its entirety herein.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day first above written.

COMPANY

Arris Group, Inc.

By: Name:	/s/ Lawrence A. Margolis Lawrence A. Margolis
Title:	Executive Vice President of Strategic Planning, Administration and Chief Counsel, Secretary

EXECUTIVE

/s/ Bryant K. Isaccs

Bryant K. Isaacs